UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

AVEO Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

053588109

(CUSIP Number)

December 31, 2011

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI-B Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Entrepreneurs’ Fund VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person HEF VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI, Inc.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person CO

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Robert F. Higgins

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Paul A. Maeder

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Daniel J. Nova

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Sean M. Dalton

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Robert J. Davis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Fergal J. Mullen

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Republic of Ireland

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Corey M. Mulloy

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 053588109	13G

NOTE:  This Statement on Schedule 13G is being filed on behalf of: (i) Highland Capital Partners VI Limited Partnership, a Delaware limited partnership (“Highland Capital VI”); (ii) Highland Capital Partners VI-B Limited Partnership, a Delaware limited partnership (“Highland Capital VI-B”); (iii) Highland Entrepreneurs’ Fund VI Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund” and together with Highland Capital VI and Highland Capital VI-B, the “Highland Investing Entities”); (iv) HEF VI Limited Partnership, a Delaware limited partnership and general partner of Highland Entrepreneurs’ Fund (“HEF VI”); (v) Highland Management Partners VI Limited Partnership, a Delaware limited partnership and general partner of Highland Capital VI and Highland Capital VI-B (“HMP VI”); (vi) Highland Management Partners VI, Inc., a Delaware corporation (“Highland Management”) and general partner of both HEF VI and HMP VI; (vii) Robert F. Higgins (“Mr. Higgins”), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (viii) Paul A. Maeder (“Mr. Maeder”), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (ix) Daniel J. Nova (“Mr. Nova”), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (x) Sean M. Dalton (“Mr. Dalton”), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (xi) Robert J. Davis (Mr. Davis”), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI;  (xii) Fergal J. Mullen (“Mr. Mullen”), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; and (xiii) Corey M. Mulloy (“Mr. Mulloy” and together with Mr. Higgins, Mr. Maeder, Mr. Nova, Mr. Dalton, Mr. Davis and Mr. Mullen, the “Managing Directors”), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI.  Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities.  The Managing Directors of Highland Management have shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management.  Each Managing Director of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such Managing Director’s pecuniary interest therein.  Each of Highland Management, HMP VI and HEF VI disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entity’s pecuniary interest therein.

CUSIP No. 053588109	13G

Item 1	(a)	Name of Issuer AVEO Pharmaceuticals, Inc.
Item 1	(b)	Address of Issuer’s Principal Executive Offices 75 Sidney Street, 4th Floor Cambridge, MA 02139

Item 2	(a)

Name of Person Filing
The reporting persons are:

Highland Capital Partners VI Limited Partnership (“Highland Capital VI”);

Highland Capital Partners VI-B Limited Partnership (“Highland Capital VI-B”);

Highland Entrepreneurs’ Fund VI Limited Partnership (“Highland Entrepreneurs’ Fund”);

HEF VI Limited Partnership (“HEF VI”);

Highland Management Partners VI Limited Partnership (“HMP VI”);

Highland Management Partners VI, Inc. (“Highland Management”);

Robert F. Higgins (“Mr. Higgins”);

Paul A. Maeder (“Mr. Maeder”);

Daniel J. Nova (“Mr. Nova”);

Sean M. Dalton (“Mr. Dalton”);

Robert J. Davis (“Mr. Davis”);

Fergal J. Mullen (“Mr. Mullen”); and

Corey M. Mulloy (“Mr. Mulloy”).

Item 2	(b)	Address of Principal Business Office The address of each of the reporting persons is: c/o Highland Capital Partners LLC One Broadway, 16th Floor Cambridge, Massachusetts 02142
Item 2	(c)	Citizenship Highland Capital VI Highland Capital VI-B Highland Entrepreneurs’ Fund HEF VI HMP VI Highland Management Mr. Higgins Mr. Maeder Mr. Nova Mr. Dalton Mr. Davis Mr. Mullen Mr. Mulloy

Delaware

Delaware

Delaware

Delaware

Delaware

Delaware

United States of America

United States of America

United States of America

United States of America

United States of America

Republic of Ireland

United States of America

Item 2	(d)	Title of Class of Securities Common Stock, $0.001 par value, of AVEO Pharmaceuticals, Inc.
Item 2	(e)	CUSIP Number 053588109

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: .
Not applicable.

CUSIP No. 053588109	13G

Item 4	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	See Item 5
	(b)	Percent of class: Highland Capital VI Highland Capital VI-B Highland Entrepreneurs’ Fund HEF VI HMP VI Highland Management Mr. Higgins Mr. Maeder Mr. Nova Mr. Dalton Mr. Davis Mr. Mullen Mr. Mulloy	See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5 See Item 5
	(c)	Number of shares as to which the person has:

Number of Shares
Reporting Person	(i)	(ii)	(iii)	(iv)
Highland Capital VI	See Item 5	See Item 5	See Item 5	See Item 5
Highland Capital VI-B	See Item 5	See Item 5	See Item 5	See Item 5
Highland Entrepreneurs’ Fund	See Item 5	See Item 5	See Item 5	See Item 5
HEF VI	See Item 5	See Item 5	See Item 5	See Item 5
HMP VI	See Item 5	See Item 5	See Item 5	See Item 5
Highland Management	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Higgins	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Maeder	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Nova	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Dalton	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Davis	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Mullen	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Mulloy	See Item 5	See Item 5	See Item 5	See Item 5

(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9	Notice of Dissolution of Group
Not applicable.

CUSIP No. 053588109	13G

Item 10	Certification
Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2012.

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

	By:	Highland Management Partners VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

	By:	Highland Management Partners VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

	By:	HEF VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HEF VI LIMITED PARTNERSHIP

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

CUSIP No. 053588109	13G

HIGHLAND MANAGEMENT PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERSHIP VI, INC.

By:	/s/ Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Robert J. Davis
Robert J. Davis

/s/ Fergal J. Mullen
Fergal J. Mullen

/s/ Corey M. Mulloy
Corey M. Mulloy

CUSIP No. 053588109

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of AVEO Pharmaceuticals, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of  this 14th day of February, 2012.

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

By:	HEF VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HEF VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

CUSIP No. 053588109

HIGHLAND MANAGEMENT PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERSHIP VI, INC.

By:	/s/ Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Robert J. Davis
Robert J. Davis

/s/ Fergal J. Mullen
Fergal J. Mullen

/s/ Corey M. Mulloy
Corey M. Mulloy